Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Newpark Resources, Inc. for the registration of common stock, preferred stock, senior debt securities, subordinated debt securities, warrants, units and guarantees of debt securities, for an aggregate initial offering price not to exceed $200,000,000 and to the incorporation by reference therein of the following reports:
a.	Our report dated March 6, 2008 (except as to the reclassification in 2008 of the U.S. Environmental Services business as continuing operations as to which the date is March 6, 2009 and except as to the reclassifications in the consolidated statement of operations discussed in Note 1 as to which the date is March 3, 2010), with respect to the consolidated financial statements of Newpark Resources, Inc. for the year ended December 31, 2007, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission, and

b.	Our report dated March 6, 2008 (except as to: (i) the reclassification in 2008 of the U.S. Environmental Services business as continuing operations as to which the date is March 6, 2009, (ii) the reclassifications in the consolidated statement of operations discussed in Note 1 as to which the date is March 3, 2010, and (iii) Note 16 as to which the date is May 12, 2010), with respect to the consolidated financial statements of Newpark Resources, Inc. for the year ended December 31, 2007, included in its Current Report (Form 8-K) dated May 12, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
May 12, 2010